Exhibit 99.1

Union Financial Bancshares, Inc. Reports 30% Increase in First Quarter Earnings

    UNION, S.C--(BUSINESS WIRE)--April 19, 2006--Union Financial Bancshares, Inc. (NASDAQ: UFBS) today reported earnings of $699,000 for the three months ended March 31, 2006 compared to earnings of $539,000 for the first quarter of 2005, a 29.7% increase. Earnings per share were $0.36 per share (diluted) for the first quarter of 2006, versus $0.27 per share (diluted) for the first quarter of 2005.
    Net interest income before the loan loss provision for the first quarter increased $204,000, or 8.3%, to $2.7 million compared to $2.5 million for the same period in the previous year. The increase was due primarily to higher average loan balances over the previous year along with an increase in the yield on loans that resulted from a higher concentration of consumer and commercial loans. The increase in interest income was partially offset by higher deposit costs as a result of an increase in balances and rising rates. The provision for loan losses for the first quarter totaled $175,000 compared to $208,000 for the same period in the previous year. The decrease in provision for loan losses was due to a $1.1 million reduction in classified loans to $3.4 million compared to $4.5 million for the same period in the previous year., offset by a 14.4% increase in net loans over the previous year and a higher concentration of commercial loans in the portfolio which carry a higher risk of default.
    Non-interest income for the first quarter increased $109,000, or 18.9%, to $686,000 compared to $577,000 for the same period in the previous year. The increase was due to higher fees generated from third party investment brokerage and financing receivables programs due to an increase in product volumes, along with higher fees for financial services that resulted from an increase in transaction accounts. Non-interest expense for the first quarter increased $84,000, or 4.0%, to $2.2 million compared to $2.1 million for the same period in the previous year. The increase was due primarily to higher compensation and benefits costs for normal merit salary increases and the opening of a new banking center location in Simpsonville, South Carolina.
    At March 31, 2006, assets totaled $368.1 million, a 0.8% decrease from $371.0 million at December 31, 2005. Net loans receivable increased $9.1 million, or 4.7%, during the period to $201.7 million at March 31, 2006, compared to $192.6 million at December 31, 2005. The net growth in loans was driven by a 9.3% increase in the consumer/commercial loan portfolio as the Company continues to focus on these lending segments with specialized loan officers and products. Growth in lower cost transaction accounts resulted in deposits increasing 6.1% to $254.2 million at March 31, 2006 compared to $239.6 million at December 31, 2005. Reductions in lower yielding investments and mortgage-backed securities of $11 million and the increase in deposits funded the increase in loans and a reduction in borrowings of $16.7 million.
    Commenting on the results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are delighted to be able to report another quarter of very positive results. Loan growth has been strong and asset quality trends are improving. We have continued to grow deposits even while focusing on transactional accounts. These positive trends are all reflected in our first quarter results of a 30% increase in net income over the previous year period with earnings per share increasing 33%. Overall, we are very pleased with the results of the first quarter."
    The Company is moving forward in the construction of a third Rock Hill banking center location in Manchester Village that is expected to open in the third quarter of 2006. This follows the recent openings of a satellite office in Westminster Towers in Rock Hill and a full-service banking center in Simpsonville.
    The Company also announced a 10% increase in the quarterly dividend from $0.10 to $0.11 per share payable on May 15, 2006 to shareholders of record on April 28, 2006. Union Financial Bancshares has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.
    Union Financial Bancshares is the holding company for Provident Community Bank, N.A., which operates nine banking locations in the upstate of South Carolina. At March 31, 2006, Union Financial had $368 million in total assets and total stockholders= equity of $24.8 million. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.
    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005 and the Corporation's Annual Report in Form 10-K for the year ended December 31, 2005.



----------------------------------------------------------------------
                   Union Financial Bancshares, Inc.
            First Quarter - Year Ending December 31, 2006
----------------------------------------------------------------------



                         Financial Highlights
           (Unaudited) ($ in thousands, except share data)

                                 At          At
Balance Sheet                  3/31/06    12/31/05  $ Change % Change
--------------------          ----------- ---------- -----------------

   Total assets              $   368,175 $  371,042  -$2,867    -0.77%
   Cash and due from banks         8,004      8,380     -376    -4.49%
   Investments & mortgage-
    backed securities            135,303    146,283  -10,980    -7.51%
   Loans receivable (net)        201,705    192,577    9,128     4.74%
   Goodwill and intangible
    assets                         3,417      3,576     -159    -4.45%
   Deposits                      254,218    239,603   14,615     6.10%
   Advances and other
    borrowings                    79,000     95,715  -16,715   -17.46%
   Stockholders' equity           24,832     25,333     -501    -1.98%
   Outstanding shares          1,897,259  1,905,897   -8,638    -0.45%
   Book value per share      $     13.09 $    13.29   -$0.20    -1.53%

                                        Three Months Ended
                                            March 31,
                            ------------------------------------------
Income Statement                 2006       2005    $ Change % Change
----------------------------  ----------- ---------- -----------------

   Net interest income       $     2,654 $    2,450 $    204     8.33%
   Provision for loan losses         175        208      -33   -15.87%
                              ----------- ---------- -----------------
   Net interest income after
    loan loss provision            2,479      2,242      237    10.57%
   Non-interest income               686        577      109    18.89%
   Non-interest expense            2,186      2,102       84     4.00%
   Income tax                        280        178      102    57.30%
                              ----------- ---------- -----------------
   Net income                $       699 $      539 $    160    29.68%
                              =========== ========== =================
   Earnings per share: basic $      0.37 $     0.28 $   0.09    32.14%
                              =========== ========== =================
   Earnings per share:
    diluted                  $      0.36 $     0.27 $   0.09    33.33%
                              =========== ========== =================
   Weighted Average Number
    of Common Shares
    Outstanding
   Basic                       1,896,210  1,928,946
   Diluted                     1,917,866  1,992,002



                                              Three Months Ended
                                                   March 31,
                                            -----------------------
             Key Financial Ratios              2006       2005
             --------------------           -----------------------

                Return on average assets          0.75%       0.61%
                Return on average
                 stockholders' equity            11.10%       8.43%
                Operating expense to average
                 assets                           2.19%       2.19%
                Capital to average assets         8.86%       9.16%


    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863